Scudder Variable Life Investment Fund
                             Two International Place
                           Boston, Massachusetts 02110

                                                               September 7, 1998

Scudder Kemper Investments, Inc.
345 Park Avenue
New York, New York  10154

                         Investment Management Agreement
                                 Bond Portfolio

Ladies and Gentlemen:

      Scudder Variable Life Investment Fund (the "Fund") has been established as a Massachusetts business trust to engage in the business of an investment company. Pursuant to the Fund's Declaration of Trust, as amended from time-to-time (the "Declaration"), the Board of Trustees has divided the Fund's shares of beneficial interest, without par value, (the "Shares") into separate series, or funds, including Bond Portfolio (the "Portfolio"). Series may be abolished and dissolved, and additional series established, from time to time by action of the Trustees.

      The Fund, on behalf of the Portfolio, has selected you to act as the sole investment manager of the Portfolio and to provide certain other services, as more fully set forth below, and you have indicated that you are willing to act as such investment manager and to perform such services under the terms and conditions hereinafter set forth. Accordingly, the Fund on behalf of the Portfolio agrees with you as follows:

      1. Delivery of Documents. The Fund engages in the business of investing and reinvesting the assets of the Portfolio in the manner and in accordance with the investment objectives, policies and restrictions specified in the currently effective Prospectus (the "Prospectus") and Statement of Additional Information (the "SAI") relating to the Portfolio included in the Fund's Registration Statement on Form N-1A, as amended from time to time, (the "Registration Statement") filed by the Fund under the Investment Company Act of 1940, as amended, (the "1940 Act") and the Securities Act of 1933, as amended. Copies of the documents referred to in the preceding sentence have been furnished to you by the Fund. The Fund has also furnished you with copies properly certified or authenticated of each of the following additional documents related to the Fund and the Portfolio:

(a)   The Declaration dated December 11, 1997 as amended to date.

(b)   By-Laws of the Fund as in effect on the date hereof (the "By-Laws").

(c) Resolutions of the Trustees of the Fund and the shareholders of the Portfolio selecting you as investment manager and approving the form of this Agreement.

(d) Establishment and Designation of Series of Shares of Beneficial Interest dated February 9, 1996 relating to the Portfolio.

      The Fund will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements, if any, to the foregoing, including the Prospectus, the SAI and the Registration Statement.

      2. Sublicense to Use the Scudder Trademarks. As exclusive licensee of the rights to use and sublicense the use of the "Scudder," "Scudder Kemper Investments, Inc." and "Scudder, Stevens & Clark, Inc." trademarks (together, the "Scudder Marks"), you hereby grant the Fund a nonexclusive right and sublicense to use (i) the "Scudder" name and mark as part of the Fund's name (the "Portfolio Name"), and (ii) the Scudder Marks in connection with the Fund's investment products and services, in each case only for so long as this Agreement, any other investment management agreement between you and the Fund, or any extension, renewal or amendment hereof or thereof remains in effect, and only for so long as you are a licensee of the Scudder Marks, provided however, that you agree to use your best efforts to maintain your license to use and sublicense the Scudder Marks. The Fund agrees that it shall have no right to sublicense or assign rights to use the Scudder Marks, shall acquire no interest in the Scudder Marks other than the rights granted herein, that all of the Fund's uses of the Scudder Marks shall inure to the benefit of Scudder Trust Company as owner and licensor of the Scudder Marks (the "Trademark Owner"), and that the Fund shall not challenge the validity of the Scudder Marks or the Trademark Owner's ownership thereof. The Fund further agrees that all services and products it offers in connection with the Scudder Marks shall meet commercially reasonable standards of quality, as may be determined by you or the Trademark Owner from time to time, provided that you acknowledge that the services and products the Fund rendered during the one-year period preceding the date of this Agreement are acceptable. At your reasonable request, the Fund shall cooperate with you and the Trademark Owner and shall execute and deliver any and all documents necessary to maintain and protect (including but not limited to in connection with any trademark infringement action) the Scudder Marks and/or enter the Fund as a registered user thereof. At such time as this Agreement or any other investment management agreement shall no longer be in effect between you (or your successor) and the Fund, or you no longer are a licensee of the Scudder Marks, the Fund shall (to the extent that, and as soon as, it lawfully can) cease to use the Portfolio Name or any other name indicating that it is advised by, managed by or otherwise connected with you (or any organization which shall have succeeded to your business as investment manager) or the Trademark Owner. In no event shall the Fund use the Scudder Marks or any other name or mark confusingly similar thereto (including, but not limited to, any name or mark that includes the name "Scudder") if this Agreement or any other investment advisory agreement between you (or your successor) and the Portfolio is terminated.

      3. Portfolio Management Services. As manager of the assets of the Portfolio, you shall provide continuing investment management of the assets of the Portfolio in accordance with the investment objectives, policies and restrictions set forth in the Prospectus and SAI; the applicable provisions of the 1940 Act and the Internal Revenue Code of 1986, as amended, (the "Code") relating to regulated investment companies and all rules and regulations thereunder; and all other applicable federal and state laws and regulations of which you have knowledge; subject always to policies and instructions adopted by the Fund's Board of Trustees. In connection therewith, you shall use reasonable efforts to manage the Portfolio so that it will qualify as a regulated investment company under Subchapter M of the Code and regulations issued thereunder. The Portfolio shall have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to your investment advisory clients. In managing the Portfolio in accordance with the requirements set forth in this section 3, you shall be entitled to receive and act upon advice of counsel to the


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

Fund or counsel to you. You shall also make available to the Fund promptly upon request all of the Portfolio's investment records and ledgers as are necessary to assist the Fund in complying with the requirements of the 1940 Act and other applicable laws. To the extent required by law, you shall furnish to regulatory authorities having the requisite authority any information or reports in connection with the services provided pursuant to this Agreement which may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

      You shall determine the securities, instruments, investments, currencies, repurchase agreements, futures, options and other contracts relating to investments to be purchased, sold or entered into by the Portfolio and place orders with broker-dealers, foreign currency dealers, futures commission merchants or others pursuant to your determinations and all in accordance with Portfolio policies as expressed in the Registration Statement. You shall determine what portion of the Portfolio's portfolio shall be invested in securities and other assets and what portion, if any, should be held uninvested.

      You shall furnish to the Fund's Board of Trustees periodic reports on the investment performance of the Portfolio and on the performance of your obligations pursuant to this Agreement, and you shall supply such additional reports and information as the Fund's officers or Board of Trustees shall reasonably request.

      4. Administrative Services. In addition to the portfolio management services specified above in section 3, you shall furnish at your expense for the use of the Portfolio such office space and facilities in the United States as the Portfolio may require for its reasonable needs, and you (or one or more of your affiliates designated by you) shall render to the Fund administrative services on behalf of the Portfolio necessary for operating as an open-end investment company and not provided by persons not parties to this Agreement including, but not limited to, preparing reports to and meeting materials for the Fund's Board of Trustees and reports and notices to Portfolio shareholders; supervising, negotiating contractual arrangements with, to the extent appropriate, and monitoring the performance of, accounting agents, custodians, depositories, transfer agents and pricing agents, accountants, attorneys, printers, underwriters, brokers and dealers, insurers and other persons in any capacity deemed to be necessary or desirable to Portfolio operations; preparing and making filings with the Securities and Exchange Commission (the "SEC") and other regulatory and self-regulatory organizations, including, but not limited to, preliminary and definitive proxy materials, post-effective amendments to the Registration Statement, semi-annual reports on Form N-SAR and notices pursuant to Rule 24f-2 under the 1940 Act; overseeing the tabulation of proxies by the Portfolio's transfer agent; assisting in the preparation and filing of the Portfolio's federal, state and local tax returns; preparing and filing the Portfolio's federal excise tax return pursuant to Section 4982 of the Code; providing assistance with investor and public relations matters; monitoring the valuation of portfolio securities and the calculation of net asset value; monitoring the registration of Shares of the Portfolio under applicable federal and state securities laws; maintaining or causing to be maintained for the Portfolio all books, records and reports and any other information required under the 1940 Act, to the extent that such books, records and reports and other information are not maintained by the Portfolio's custodian or other agents of the Portfolio; assisting in establishing the accounting policies of the Portfolio; assisting in the resolution of accounting issues that may arise with respect to the Portfolio's operations and consulting with the Portfolio's independent accountants, legal counsel and the Portfolio's other agents as necessary in connection therewith; establishing and monitoring the Portfolio's operating expense budgets; reviewing the Portfolio's bills; processing the payment of bills that have been approved by an authorized person; assisting the Portfolio in determining the amount of dividends and distributions available to be paid by the Portfolio to its shareholders, preparing and arranging for the printing of dividend notices to shareholders, and providing the transfer and dividend paying agent, the custodian, and the accounting agent with such information as is required for such parties to effect the payment of dividends and distributions;


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

and otherwise assisting the Fund as it may reasonably request in the conduct of the Portfolio's business, subject to the direction and control of the Fund's Board of Trustees. Nothing in this Agreement shall be deemed to shift to you or to diminish the obligations of any agent of the Portfolio or any other person not a party to this Agreement which is obligated to provide services to the Portfolio.

      5. Allocation of Charges and Expenses. Except as otherwise specifically provided in this section 5, you shall pay the compensation and expenses of all Trustees, officers and executive employees of the Fund (including the Portfolio's share of payroll taxes) who are affiliated persons of you, and you shall make available, without expense to the Portfolio, the services of such of your directors, officers and employees as may duly be elected officers of the Fund, subject to their individual consent to serve and to any limitations imposed by law. You shall provide at your expense the portfolio management services described in section 3 hereof and the administrative services described in section 4 hereof.

      You shall not be required to pay any expenses of the Portfolio other than those specifically allocated to you in this section 5. In particular, but without limiting the generality of the foregoing, you shall not be responsible, except to the extent of the reasonable compensation of such of the Portfolio's Trustees and officers as are directors, officers or employees of you whose services may be involved, for the following expenses of the Portfolio: organization expenses of the Portfolio (including out-of-pocket expenses, but not including your overhead or employee costs); fees payable to you and to any other Portfolio advisors or consultants; legal expenses; auditing and accounting expenses; maintenance of books and records which are required to be maintained by the Portfolio's custodian or other agents of the Fund; telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees; fees, dues and expenses incurred by the Portfolio in connection with membership in investment company trade organizations; fees and expenses of the Portfolio's accounting agent, custodians, subcustodians, transfer agents, dividend disbursing agents and registrars; payment for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates and, except as provided below in this section 5, other expenses in connection with the issuance, offering, distribution, sale, redemption or repurchase of securities issued by the Portfolio; expenses relating to investor and public relations; expenses and fees of registering or qualifying Shares of the Portfolio for sale; interest charges, bond premiums and other insurance expense; freight, insurance and other charges in connection with the shipment of the Portfolio's portfolio securities; the compensation and all expenses (specifically including travel expenses relating to Fund business) of Trustees, officers and employees of the Fund who are not affiliated persons of you; brokerage commissions or other costs of acquiring or disposing of any portfolio securities of the Portfolio; expenses of printing and distributing reports, notices and dividends to shareholders; expenses of printing and mailing Prospectuses and SAIs of the Portfolio and supplements thereto; costs of stationery; any litigation expenses; indemnification of Trustees and officers of the Fund; costs of shareholders' and other meetings; and travel expenses (or an appropriate portion thereof) of Trustees and officers of the Fund who are directors, officers or employees of you to the extent that such expenses relate to attendance at meetings of the Board of Trustees of the Fund or any committees thereof or advisors thereto held outside of Boston, Massachusetts or New York, New York.

      You shall not be required to pay expenses of any activity which is primarily intended to result in sales of Shares of the Portfolio if and to the extent that (i) such expenses are required to be borne by a principal underwriter which acts as the distributor of the Portfolio's Shares pursuant to an underwriting agreement which provides that the underwriter shall assume some or all of such expenses, or (ii) the Fund on behalf of the Portfolio shall have adopted a plan in conformity with Rule 12b-1 under the 1940 Act providing that the Portfolio (or some other party) shall assume some or all of such expenses. You shall be required to pay such of the foregoing sales expenses as are not required to be paid by the principal


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

underwriter pursuant to the underwriting agreement or are not permitted to be paid by the Portfolio (or some other party) pursuant to such a plan.

      6. Management Fee. For all services to be rendered, payments to be made and costs to be assumed by you as provided in sections 3, 4 and 5 hereof, the Fund on behalf of the Portfolio shall pay you in United States Dollars on the last day of each month the unpaid balance of a fee equal to the excess of 1/12 of 0.475 of 1 percent of the average daily net assets as defined below of the Portfolio for such month over any compensation waived by you from time to time (as more fully described below). You shall be entitled to receive during any month such interim payments of your fee hereunder as you shall request, provided that no such payment shall exceed 75 percent of the amount of your fee then accrued on the books of the Portfolio and unpaid.

      The "average daily net assets" of the Portfolio shall mean the average of the values placed on the Portfolio's net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of the Portfolio is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Portfolio lawfully determines the value of its net assets as of some other time on each business day, as of such time. The value of the net assets of the Portfolio shall always be determined pursuant to the applicable provisions of the Declaration and the Registration Statement. If the determination of net asset value does not take place for any particular day, then for the purposes of this section 6, the value of the net assets of the Portfolio as last determined shall be deemed to be the value of its net assets as of 4:00 p.m. (New York time), or as of such other time as the value of the net assets of the Portfolio's portfolio may be lawfully determined on that day. If the Portfolio determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this section 6.

      You may waive all or a portion of your fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of your services. You shall be contractually bound hereunder by the terms of any publicly announced waiver of your fee, or any limitation of the Portfolio's expenses, as if such waiver or limitation were fully set forth herein.

      7. Avoidance of Inconsistent Position; Services Not Exclusive. In connection with purchases or sales of portfolio securities and other investments for the account of the Portfolio, neither you nor any of your directors, officers or employees shall act as a principal or agent or receive any commission. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities and other investments for the Portfolio's account with brokers or dealers selected by you in accordance with Portfolio policies as expressed in the Registration Statement. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Portfolio, you shall act solely as investment counsel for such clients and not in any way on behalf of the Portfolio.

      Your services to the Portfolio pursuant to this Agreement are not to be deemed to be exclusive and it is understood that you may render investment advice, management and services to others. In acting under this Agreement, you shall be an independent contractor and not an agent of the Fund. Whenever the Portfolio and one or more other accounts or investment companies advised by the Manager have available funds for investment, investments suitable and appropriate for each shall be allocated in accordance with procedures believed by the Manager to be equitable to each entity. Similarly, opportunities to sell securities shall be allocated in a manner believed by the Manager to be equitable. The Portfolio recognizes that in


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

some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Portfolio.

      8. Limitation of Liability of Manager. As an inducement to your undertaking to render services pursuant to this Agreement, the Fund agrees that you shall not be liable under this Agreement for any error of judgment or mistake of law or for any loss suffered by the Portfolio in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect you against any liability to the Fund, the Portfolio or its shareholders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties, or by reason of your reckless disregard of your obligations and duties hereunder. Any person, even though also employed by you, who may be or become an employee of and paid by the Portfolio shall be deemed, when acting within the scope of his or her employment by the Portfolio, to be acting in such employment solely for the Portfolio and not as your employee or agent.

      9. Duration and Termination of This Agreement. This Agreement shall remain in force until September 30, 1999, and continue in force from year to year thereafter, but only so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Fund, or by the vote of a majority of the outstanding voting securities of the Portfolio. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder and any applicable SEC exemptive order therefrom.

      This Agreement may be terminated with respect to the Portfolio at any time, without the payment of any penalty, by the vote of a majority of the outstanding voting securities of the Portfolio or by the Fund's Board of Trustees on 60 days' written notice to you, or by you on 60 days' written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment.

      10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in a manner consistent with the 1940 Act and rules and regulations thereunder and any applicable SEC exemptive order therefrom.

      11. Limitation of Liability for Claims. The Declaration, a copy of which, together with all amendments thereto, is on file in the Office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Scudder Variable Life Investment Fund" refers to the Trustees under the Declaration collectively as Trustees and not as individuals or personally, and that no shareholder of the Portfolio, or Trustee, officer, employee or agent of the Fund, shall be subject to claims against or obligations of the Fund or of the Portfolio to any extent whatsoever, but that the Fund estate only shall be liable.

      You are hereby expressly put on notice of the limitation of liability as set forth in the Declaration and you agree that the obligations assumed by the Fund on behalf of the Portfolio pursuant to this Agreement shall be limited in all cases to the Portfolio and its assets, and you shall not seek satisfaction of


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

any such obligation from the shareholders or any shareholder of the Portfolio or any other series of the Fund, or from any Trustee, officer, employee or agent of the Fund. You understand that the rights and obligations of each Portfolio, or series, under the Declaration are separate and distinct from those of any and all other series.

      12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "affiliated person," "assignment" and "majority of the outstanding voting securities"), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation or order.

      This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, or in a manner which would cause the Portfolio to fail to comply with the requirements of Subchapter M of the Code.

      This Agreement shall supersede all prior investment advisory or management agreements entered into between you and the Fund on behalf of the Portfolio.

      If you are in agreement with the foregoing, please execute the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Fund, whereupon this letter shall become a binding contract effective as of the date of this Agreement.

                                          Yours very truly,

                                          SCUDDER VARIABLE LIFE INVESTMENT
                                          FUND, on behalf of

                                          Bond Portfolio


                                          By: /s/ Thomas F. McDonough
                                              --------------------------
                                          Vice President


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

      The foregoing Agreement is hereby accepted as of the date hereof.

                                          SCUDDER KEMPER INVESTMENTS, INC.


                                          By: /s/ Daniel Pierce
                                              --------------------------
                                          Managing Director


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